Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Fortis Inc.’s Amended and Restated 2012 Employee Share Purchase Plan of our report dated March 15, 2016, with respect to the consolidated financial statements of Fortis Inc. (the “Company”) included in the Company’s Registration Statement on Form F-4 (Commission File No. 333-210261) initially filed with the Securities and Exchange Commission (the “Commission”) on March 17, 2016, as amended, and included in the prospectus filed by the Company with the Commission on May 17, 2016 pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

St. John’s, Canada	/s/ Ernst & Young LLP
January 27, 2017	Chartered Professional Accountants